LOAN AMENDMENT AGREEMENT

THIS AGREEMENT dated for reference March 19, 2003, is between:

                        QUEST INVESTMENT CORPORATION, a British Columbia
                        company, having an office at Suite 300, 570 Granville Street,
                        Vancouver, British Columbia V6C 3P1

                                                                                                                                (the "Lender")

AND:

                        ZI CORPORATION, an Alberta corporation, having an office at Suite
                        2100, 840 - 7th Avenue SW, Calgary, Alberta T2P 3G2

                                                                                                                                (the "Borrower")

BACKGROUND
A.    The Lender and the Borrower entered into a loan agreement dated for reference December 5, 2002 (the "Loan Agreement"), under which the Lender has advanced the principal sum of US$3,300,000 (the "Loan").

B. The Lender and the Borrower wish to amend the terms of the Loan and the Loan Agreement pursuant to the terms of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:
1.	Outstanding Balance. The Borrower acknowledges and agrees that as of the date of this Agreement, the following amounts remain outstanding under the Loan Agreement:
(a) the principal amount of US$3,270,000; and
(b) Cdn$7,974.19 in fees and expenses payable by the Borrower pursuant to paragraph 14 of the Loan Agreement.
The Lender confirms that it has received from the Borrower the payment of all interest up to and including March 5, 2003.
2.	Loan Extension. Subject to paragraph 7 below, the Loan Agreement is hereby amended and modified by deleting subparagraph 4(a)(i) in its entirety and replacing it with the following:
"(i) April 30, 2003;".
3.	Interest Payments. Interest shall continue to accrue and be payable in accordance with paragraph 5 of the Loan Agreement
4.	Principal Payments. On April 5, 2003, the Borrower shall pay to the Lender US$30,000 on account of the outstanding principal amount of the Loan, provided however, that if the Borrower
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is in default of paying any outstanding interest or other fees or expenses payable to the Lender under the Loan Agreement or hereunder, such amounts shall be first applied on account of such interest or other fees or expenses, then to principal.

5.	Extension Fee. In consideration for the extension of the Loan hereunder, the Borrower will pay to the Lender a non-refundable extension fee of US$130,800, payable upon the execution and delivery of this Agreement.

6.	AOL Subordination. The Borrower will use reasonable commercial efforts to obtain the written consent of America Online, Inc. ("AOL") to the subordination of its security to the security of the Lender, as contemplated pursuant to Section 5.18 of the Security Agreement between the Borrower and AOL dated December 6, 2002.

7.	Conditions Precedent. As conditions precedent to the extension of the Loan hereunder:
(a) the Borrower will":
(i) have paid all outstanding interest and fees and expenses referred to in subparagraph 1(b) and paragraph 5 above;
(ii) provide the Lender with a certified copy of the resolutions of the Borrower's board of directors, approving of the transactions contemplated herein, in form and terms satisfactory to the Lender;
(iii)	cause Quarry Bay Investments Inc. ("Quarry Bay") to execute and deliver a replacement limited recourse guarantee, confirming its agreement to guarantee (on a limited recourse basis) all indebtedness of the Borrower to the Lender pursuant to the Loan Agreement, as amended by this Agreement, and an amendment to the share pledge agreement dated for reference December 5, 2002 between Quarry Bay and the Lender, under which Quarry Bay will deposit an additional 1,500,000 free-trading Common shares in the capital of the Borrower, together with original share certificates, undated medallion signature guaranteed stock powers of attorney and certified directors' resolutions, all in form and terms satisfactory to the Lender; and

(b) the Lender will have received the approval of its board of directors and provided confirmation of same to the Borrower in writing.

If the above conditions have not been satisfied or waived in writing by the Lender on or before 5:00pm March 21, 2003, this Agreement shall terminate and the Loan shall be in default. In that case, the Lender may take all such steps or actions as it, in its sole discretion, deems necessary or appropriate, to realize on its security and recover all amounts due under the Loan.

8.	Representations and Warranties. The Borrower affirms and restates each of the representations and warranties set out in paragraph 9 of the Loan Agreement as of the date of this Agreement.
9.	Definitions. Unless otherwise defined in this Agreement, all defined terms herein shall have the meanings ascribed in the Loan Agreement.
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10.	Amendment. This Agreement amends and modifies the Loan Agreement and, together with it and the collateral documents referred to therein, constitutes the entire agreement between the parties. This Agreement may only be modified by further written instrument, signed by each of the parties hereto.

11.	Legal Fees. The Borrower covenants and agrees to pay all of the Lender's legal fees and other costs, charges and expenses of and incidental to the preparation, execution and carrying out of this Agreement or as may otherwise be required by the Lender to complete the transactions contemplated herein.

12.	Further Assurances. The parties hereto shall provide such further assurances, documents and instruments as the Lender may reasonably require to complete the transactions contemplated in the Loan Agreement and herein.

13.	Time of the Essence. Time shall remain of the essence of this Agreement.
14.	Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together shall form one and the same agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

QUEST INVESTMENT CORPORATION
Per:	"Murray Sinclair"
Authorized Signatory

ZI CORPORATION
Per:	"Dale Kearns"
Authorized Signatory
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